AMENDMENT TO PARTICIPATION AGREEMENT
among
FIDELITY DISTRIBUTORS CORPORATION,
VARIABLE INSURANCE PRODUCTS FUND,
VARIABLE INSURANCE PRODUCTS FUND II,
VARIABLE INSURANCE PRODUCTS FUND III
and
PACIFIC LIFE & ANNUITY COMPANY
     The PARTICIPATION AGREEMENT (the “Agreement”), made and entered into on the 4th day of February, 2005 by and among Pacific Life & Annuity Company, a Nebraska corporation (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A to the Agreement as may be amended from time to time (each such account hereinafter referred to as the “Account”), and Fidelity Distributors Corporation, a Massachusetts corporation (the “Distributor”), Variable Insurance Products Fund, Variable Insurance Products Fund II and Variable Insurance Products Fund III, each a Massachusetts unincorporated business trust (collectively the “Funds”), as amended in April of 2007, is hereby further amended effective August 10, 2007 as follows:
     1. Variable Insurance Products Fund V is added as a party to the Agreement; and
     2. SCHEDULE A to the Agreement is amended be adding a new Separate Account and corresponding Policy Funded by the Separate Account. The revised Schedule A is attached hereto and incorporated herewith.

PACIFIC LIFE & ANNUITY COMPANY

By its authorized officer:

By:	/s/ James T. Morris
James T. Morris
Title:	President and Chief Executive Officer
Date:	August 10, 2007

FIDELITY DISTRIBUTORS CORPORATION

By:

Name:

Title:

Date:

VARIABLE INSURANCE PRODUCTS FUND VARIABLE INSURANCE PRODUCTS FUND II VARIABLE INSURANCE PRODUCTS FUND III VARIABLE INSURANCE PRODUCTS FUND V

By:

Name:

Title:

Date: